EXHIBIT 99.2

Adopted: May 20, 2004

Nominating and Governance Committee Charter

The primary purposes of the Nominating and Governance Committee of the Board of Directors of Pharmaceutical Formulations, Inc. (the “Company”) are (i) to identify individuals qualified to become Directors and to recommend to the Board the selection of the Director nominees for the next annual meeting of stockholders; (ii) to recommend to the Board the individual Directors to serve on the Committees of the Board, and (iii) to recommend to the Board corporate governance guidelines and to oversee related governance matters.

The Committee shall be composed of no fewer than three directors. The composition of the Committee shall satisfy the independence requirements of the Nasdaq Stock Market, Inc. (“Nasdaq”), including the exemptions for “controlled corporations” under such rules, whether or not the Company’s common stock is quoted on Nasdaq.

The Committee shall:

•	Review periodically the composition of the Board of Directors.

•	Identify and recommend candidates for the Board of Directors.

•	Recommend to the Board of Directors nominees for election as Directors.

•	Recommend to the Board of Directors the composition of the Committees of the Board of Directors.

•	Recommend to the Board of Directors a set of corporate governance guidelines.

•	Review periodically the Company’s corporate governance guidelines and make recommendations to the Board of Directors on governance issues.

•	Evaluate periodically the adequacy of the Company’s conflict of interest policies.

•	Obtain confirmation from management that any code of conduct and related policies are understood and implemented.

•	Consider other corporate governance and related issues.

•	Consider, together with management, public policy issues that may affect the Company

•	Review periodically the Company’s Committee structure and operations and the working relationship between each Committee and the Board of Directors.

•	Review annually the compensation and shareholding requirements for outside directors and recommend any changes to the Board of Directors.

•	Consider, discuss and recommend ways to improve the effectiveness of the Board of Directors.

•	Recommend to the Board of Directors, from time to time, a slate of nominees for appointment as officers to the Company.

•	Report its activities regularly to the Board of Directors.

•	Perform such other functions as may be requested by the Board of Directors.

The Chairman of the Committee shall discuss the Committee’s performance with each Committee member, following which discussions the Chairman shall lead the Committee in an annual review of its performance. The annual evaluation shall include a review of the Committee’s charter.

The Committee shall cause to be provided to the applicable regulatory authorities, including self-regulatory organizations, appropriate written confirmation of any of the foregoing matters as such authorities may from time to time require.